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Exhibit 10.2

CREDIT AGREEMENT

dated as of

June 24, 2004

among

CORNELL COMPANIES, INC.

The Lenders Party Hereto

And

JPMORGAN CHASE BANK,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

i

ii

SCHEDULES:
Schedule 1.01	—	Permitted Investment Disclosure
Schedule 2.01	—	Commitments
Schedule 3.06	—	Disclosed Matters—Litigation and Environmental
Schedule 3.07	—	Disclosed Matters—Compliance with Laws and Agreements
Schedule 3.11	—	Disclosed Matters—Other Disclosures
Schedule 3.12	—	Subsidiaries and Investments
Schedule 3.13	—	Real Property
Schedule 3.14	—	Swap Agreements
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.08	—	Existing Restrictions

EXHIBITS:
Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Increased Commitment Supplement
Exhibit C	—	Form of Borrowing Request
Exhibit D	—	Form of Compliance Certificate
Exhibit E-1	—	Form of Revolving Note
Exhibit E-2	—	Form of Swingline Note

iii

        CREDIT AGREEMENT (this "Agreement") dated as of June 24, 2004, among CORNELL COMPANIES, INC., a Delaware corporation ("Borrower"), each of the Subsidiaries of the Borrower identified under the caption "Subsidiaries" on the signature pages hereto, the LENDERS party hereto as identified under the caption "Lenders" on the signature pages hereto or that, pursuant to Section 2.20 or Section 9.04 hereof, shall become a "Lender" hereunder (individually, a "Lender" and collectively, the "Lenders"), and JPMORGAN CHASE BANK, as Administrative Agent.

        The parties hereto agree as follows:

ARTICLE I

Definitions

        SECTION 1.01.    Defined Terms.    As used in this Agreement, the following terms have the meanings specified below:

        "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

        "Accounts Receivable" means all of the Borrower's and its Subsidiaries' accounts, instruments, receivables, accounts receivable, chattel paper, documents, general intangibles, and book debts whether they exist now or arise in the future from Borrower's and its Subsidiaries' sale or lease of goods or Borrower's and its Subsidiaries' rendition of services, all books and records pertaining to the foregoing, the cash and non-cash proceeds resulting therefrom, and all security and guaranties therefor.

        "Administrative Agent" means JPMorgan Chase Bank, in its capacity as administrative agent for the Lenders hereunder.

        "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Agreement" has the meaning given such term in the preamble hereto.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

        "Applicable Rate" means, for any day, with respect to any ABR Loan or LIBO Rate Loan, or with respect to the Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption "ABR Spread", "LIBO Rate Spread" or "Commitment Fee", as the case may be, applicable on such date to the Total Leverage Ratio:

Period	ABR Spread	LIBO Rate Spread	Commitment Fee
Level I—When the TLR* ≤5.00	2.00%	3.50%	.500
Level II—When the TLR < 5.00 and > 4.50	1.75%	3.25%	..500
Level III—When the TLR < 4.50 and ≤4.00	1.50%	3.00%	..500
Level IV—When the TLR < 4.00 and > 3.50	1.25%	2.75%	..500
Level V—When the TLR < 3.50 and > 3.00	1.00%	2.50%	..500
Level VI—When the TLR < 3.00	0.75%	2.25%	..375

*
TLR is the abbreviation for Total Leverage Ratio.

        The Total Leverage Ratio is calculated for the most recently-completed Four Quarter Period. Until the receipt by Administrative Agent of the first quarterly Compliance Certificate after the Effective Date, the Total Leverage Ratio shall be deemed to be at Level I. The Applicable Rate, as adjusted to reflect such calculations, shall become effective on the date of receipt by the Administrative Agent of written notice from the Borrower of the Total Leverage Ratio applicable to such Four Quarter Period. If Borrower fails to timely furnish to the Administrative Agent written notice of the Total Leverage Ratio, then the Applicable Rate in effect on the last day of the last Four Quarter Period for which the Total Leverage Ratio was calculated shall remain in effect until a new Applicable Rate can be calculated, which new Applicable Rate shall become effective as provided in the immediately preceding sentence.

        "Approved Fund" has the meaning assigned to such term in Section 9.04.

        "Assignment and Assumption" means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

        "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

        "Bank Debt" means the then outstanding Revolving Credit Exposure.

        "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

        "Borrower" means Cornell Companies, Inc., a Delaware corporation.

        "Borrowing" means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBO Rate Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

        "Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03 in the form attached hereto as Exhibit C attached hereto and incorporated herein for all purposes.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed; provided that, when used in connection with a LIBO Rate Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

        "Capital Expenditures" shall mean, for any period, expenditures (including, without limitation, the aggregate amount of Capital Lease Obligations incurred during such period) made by the Borrower or any of its Subsidiaries to acquire or construct fixed assets, plant, furniture, fixtures, and equipment (including renewals, improvements, and replacements thereof, but excluding repairs made in the ordinary course of business) during such period computed in accordance with GAAP.

        "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        "Capital Stock" shall mean, (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting,) of corporate stock and (ii) with respect to any Person that is not a corporation, any and all partnerships or other Equity Interests of such Person.

        "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Initial Directors of the Borrower.

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

        "CLO" has the meaning assigned to such term in Section 9.04.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Commitment" means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09; (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.20. The initial amount of each Lender's Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders' Commitments is $60,000,000.00.

        "Commitment Fee" has the meaning assigned to such term in Section 2.12(a).

        "Compliance Certificate" means the compliance certificate delivered by Borrower in accordance with Section 5.01(c) in the form attached hereto as Exhibit D attached hereto and incorporated herein for all purposes.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Correctional and Detention Facility Contract" shall mean any contract with a municipal, state or federal government, or agency, instrumentality or political subdivision thereof, relating to the management by the Borrower or its Subsidiaries of a correctional and/or detention facility or to other related lines of business, as amended or modified from time to time.

        "CSI Acquisition" shall mean any acquisition (whether by merger, stock purchase or asset purchase) by Borrower or one or more of its Subsidiaries of Correctional Systems, Inc..

        "Debt" shall mean (without duplication) any and all amounts owing or to be owing by the Borrower to the Administrative Agent, the Issuing Bank, the Lenders and/or any Affiliate of any Lender in connection with the Loan Documents and the Letter of Credit application, and any Swap Agreements now or hereafter arising between the Borrower and any Lender or any Affiliate of any Lender and permitted by the terms of this Agreement and all renewals, extensions and/or rearrangements of any of the foregoing.

        "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedules 3.06, 3.07, or 3.11.

        "Disposition" means any sale, assignment, transfer or other disposition of any Property (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any other Person.

        "dollars" or "$" refers to lawful money of the United States of America.

        "EBITDA" shall mean, for any period, the sum of the following for the Borrower and its Subsidiaries (determined without duplication in accordance with GAAP):

          (a)   net income for such period, less extraordinary gains for such period to the extent included in net income for such period, plus

          (b)   Interest Expense for such period, plus

          (c)   provisions for federal, state, local and foreign income taxes (other than taxes on extraordinary gains), whether paid or deferred, made during such period, to the extent deducted in determining net income for such period, plus

          (d)   the aggregate amount of depreciation and amortization expense for such period, to the extent deducted in determining net income for such period, plus

          (e)   the aggregate amount of any write-off of expenses arising in connection with the Loans, in each case to the extent deducted in determining net income for such period; plus

          (f)    the aggregate amount of non-cash expense for such period associated with the closure and post-closure reserves of a plant or facility owned by the Borrower or any of its Subsidiaries; plus

          (g)   pro forma EBITDA for business acquisitions, such pro forma adjustments having been approved by the Agent); plus

          (h)   pro forma EBITDA for Take or Pay Contracts; plus

          (i)    the amount (not to exceed $6,900,000) of the cash charge for such period related to the loss of escrowed construction funds in connection with the Southern Peaks project; plus

          (j)    the aggregate amount of all other non-cash expenses for such period, to the extent not specifically described above in this definition.

        "EBITDAR" shall mean, for any period, the sum of the following for the Borrower and its Subsidiaries (determined without duplication in accordance with GAAP):

          (a)   EBITDA, plus

          (b)   the aggregate amount of Rent Expense for such period.

        "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

        "Eligible Accounts Receivable" shall consist of Borrower's "Accounts Receivable Net of Allowance for Doubtful Accounts" in accordance with GAAP minus any Accounts Receivable generated as a result of foreign operations and where there is not a perfected Lien in favor of the Administrative Agent.

        "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

        "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "Equity Interests" means shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

        "Equity Issuance" shall mean (a) any issuance or sale by the Borrower or any of its Subsidiaries after the date of this Agreement of (i) any Capital Stock, (ii) any warrants or options exercisable in respect of Capital Stock (other than any warrants or options issued to directors, officers or employees of the Borrower or any of its Subsidiaries pursuant to the incentive compensation plan and any Capital Stock of the Borrower issued upon the exercise of such warrants or options) or (iii) any other security or instrument representing an equity interest (or the right to obtain any equity interest) in the Borrower or any of its Subsidiaries or (b) the receipt by the Borrower of any of its Subsidiaries after the date of this Agreement of any capital contribution (whether or not evidenced by any equity security issued by the recipient of such contribution); provided that Equity Issuance shall not include (A) any such issuance or sale by any Subsidiary of the Borrower to the Borrower or any Wholly Owned Subsidiary of the Borrower, or (B) any capital contribution by the Borrower or any Wholly Owned Subsidiary of the Borrower to any Subsidiary of the Borrower.

        "Equity Rights" shall mean, with respect to any Person, any subscriptions, option, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of Capital Stock of any class, or partnership or other ownership interests of any type in, such Person.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

        "Event of Default" has the meaning assigned to such term in Section 7.01.

        "Excluded Taxes" means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

        "Fixed Charge Coverage Ratio" shall mean, at the end of each Four Quarter Period, the ratio of:

          (a)   the sum of the following for the Four Quarter Period:

      (i)
      EBITDAR, minus

      (ii)
      Taxes paid in cash during such period, to

          (b)   the sum of the following for the Four Quarter Period:

      (i)
      Interest Expense, plus

      (ii)
      scheduled principal amortization on Indebtedness, plus

      (iii)
      Restricted Payments plus

      (iv)
      Rent Expense.

        "Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

        "Four Quarter Period" means a period of four full consecutive fiscal quarter-annual periods, taken together as one accounting period.

        "GAAP" means generally accepted accounting principles in the United States of America, applied on a consistent basis with those applied in the preparation of the financial statements provided pursuant to Section 5.01.

        "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

        "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

        "Indebtedness" of any Person means debts shown on such Person's balance sheet, including, without limitation or duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (k) all the principal indebtedness entered into by any Person in connection with any Operating Lease, (l) all net obligations of such Person under Swap Agreements, calculated at the notional amount, (m) the MCF Debt, and (n) all sale/leaseback obligations permitted under this Agreement which require such Person or its Affiliate to make payments over the term of such lease. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated net of any restricted collateral accounts, payment accounts, sinking funds, or like amounts dedicated to or securing the payment of such Indebtedness.

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Initial Directors" means (i) a member of the board of directors of the Borrower as of the Effective Date and (ii) a member of the board of directors of the Borrower nominated by the vote of at least sixty percent (60%) of the members of the board of directors of the Borrower as of the Effective Date.

        "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

        "Interest Expense" shall mean for any period, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest in respect of Indebtedness (including, without limitations, the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period), plus (b) the net amount payable (or minus the net amount receivable) under Swap Agreements during such period (whether or not actually paid or received during such period), minus (c) direct reimbursements received by the Borrower or any Subsidiary during such period by a party to a Correctional and Detention Facility Contract, to the extent that such reimbursements relate to interest expense of the Borrower or one of its Subsidiaries.

        "Interest Payment Date" means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each calendar month, (b) with respect to any LIBO Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBO Rate Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

        "Interest Period" means, with respect to any LIBO Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a LIBO Rate Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "Investment" shall mean, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including, without limitation, any "short sale" or any sale of any securities at a time when such securities are not owned by the person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); or (c) the entering into any Guarantee of, or other contingent obligation with respect to, Indebtedness of other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; or (d) the entering into of any Swap Agreement.

        "Issuing Bank" means JPMorgan Chase Bank, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

        "LC Disbursement" means a payment made by the Issuing Bank pursuant to a Letter of Credit.

        "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

        "Lenders" means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term "Lenders" includes the Swingline Lender.

        "Letter of Credit" means any letter of credit issued pursuant to this Agreement.

        "LIBO Rate" means, with respect to any LIBO Rate Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such LIBO Rate Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the

London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

        "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

        "Loan Documents" shall mean this Agreement, the Notes and the Security Documents and any other document or instrument executed and delivered in connection with this Agreement.

        "Loans" means the loans made by the Lenders to the Borrower pursuant to this Agreement.

        "Material Adverse Effect" means any event, development or circumstance that has or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations, property, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) validity or enforceability of this Agreement or any of the Security Documents or the rights of or benefits available to the Lenders under this Agreement.

        "Material Indebtedness" means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

        "Maturity Date" means June 24, 2008.

        "Maximum Rate" shall have the meaning assigned to such term in Section 9.13.

        "MCF Debt" means all obligations of the Borrower that are incurred in connection with that certain Master Lease Agreement executed with Municipal Corrections Finance, L.P. in 2001, less amounts in the Debt Service Reserve Fund and the MCF Bond Payment Account established and as defined in connection therewith, as such Master Lease Agreement may be amended, modified, extended, supplemented or replaced.

        "Moody's" means Moody's Investors Service, Inc.

        "Mortgage" shall mean, in connection with any interest in real property (whether a fee or a leasehold estate) acquired by the Borrower or any Subsidiary, an Instrument of Mortgage, Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing executed by such party in favor of the Administrative Agent and the Lenders (or, if applicable, in favor of a Trustee, for the benefit of the Administrative Agent and the Lenders), in each case in form and substance satisfactory to the Administrative Agent and covering such interest in real property, as said instrument shall be modified and supplemented and in effect from time to time.

        "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "Negative Pledge" means the Negative Pledge Agreement dated as of the Effective Date, as amended, among the Borrower, each Subsidiary, and the Administrative Agent, and as the same shall be further modified or supplemented and in effect from time to time.

        "Net Available Proceeds" shall mean:

              (i)  in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition; and

             (ii)  in the case of any Equity Issuance, the aggregate amount of all cash received by the Borrower and its Subsidiaries in respect of any Equity Issuance net of fees and expenses incurred by the Borrower and its Subsidiaries in connection therewith and payments required under the Senior Notes as a result of such Equity Issuance.

        "Net Cash Payments" shall mean, with respect to any Disposition, the aggregate amount of all cash payments received by the Borrower and its Subsidiaries directly or indirectly in connection with such Disposition, net of

              (i)  the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower and its Subsidiaries in connection with such Disposition;

             (ii)  any Taxes estimated to be payable by the Borrower and its Subsidiaries as a result of such Disposition (but only to the extent that such estimated Taxes are in fact paid to the relevant Governmental Authority within three months of the date of such Disposition); and

            (iii)  payment required to be made on the Senior Notes because of such Disposition.

        "Net Worth" shall mean, at the end of each Four Quarter Period, the Borrower's total stockholders' equity as reflected on the Borrower's most recent balance sheet delivered to the Lenders.

        "Notes" shall mean the promissory notes provided for by Section 2.10 hereof, in the form attached hereto as Exhibit E-1 or E-2 attached hereto and incorporated herein for all purposes, and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

        "Non-Utilization Fee" shall have the meaning given such term in Section 2.12(c) hereof.

        "Operating Lease" means any operating lease transaction that is treated as an operating lease for purposes of accounting in accordance with GAAP, but not for tax purposes, such as, but not limited to, synthetic leases or any product similar thereto.

        "Operating Lease Expense" means the lease expense incurred in connection with any Operating Lease.

        "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

        "Participant" has the meaning set forth in Section 9.04.

        "Past Due Rate" shall mean, (a) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.13 (a) or (b) or (b) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.13 (a).

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

        "Permitted Encumbrances" means:

          (a)   Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

          (b)   carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

          (c)   pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d)   deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e)   judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01 (k);

          (f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

          (g)   protective UCC filings for leased personal property.

        "Permitted Investments" means:

          (a)   securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

          (b)   marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of "A" or better from either S&P or Moody's;

          (c)   certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers' acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank, the long-term debt of which is rated at the time of acquisition thereof at least "A" or the equivalent thereof by S&P, or "A" or the equivalent thereof by Moody's, and having combined capital and surplus in excess of $500 million;

          (d)   repurchase obligations with a term or not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c) above;

          (e)   commercial paper rated at the time of acquisition thereof at least "A-2" or the equivalent thereof by S&P or "P-2" or the equivalent thereof by Moody's, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

          (f)    interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (a) through (e) above; and

          (g)   the projects more particularly described on Schedule 1.01 attached hereto.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

        "Property" shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

        "Register" has the meaning set forth in Section 9.04.

        "Regulations A, D, T, U and X" shall mean, respectively, Regulations A, D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

        "Rent Expense" means, as determined, at the end of each Four Quarter Period covered by the consolidated financial statements of Borrower and its Subsidiaries, and delivered pursuant to this Agreement, the dollar amount of the fixed payments which Borrower or its Subsidiaries are required to make by the terms of any lease to its landlords during such period, including, without limitation, any Operating Lease Expense.

        "Required Lenders" means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

        "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

        "Revolving Credit Exposure" means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans and its LC Exposure and Swingline Exposure at such time.

        "Revolving Loan" means a Loan made pursuant to Section 2.03.

        "S&P" means Standard & Poor's Ratings Services.

        "Security Agreement" shall mean the Security Agreement dated as of the Effective Date, as amended, among the Borrower, each Subsidiary and the Administrative Agent and as the same shall be further modified and supplemented and in effect from time to time.

        "Security Documents" shall mean, collectively, the Negative Pledge, the Security Agreement, any Mortgage and all Uniform Commercial Code financing statements required by this Agreement, the Security Agreement or any Mortgage to be filed with respect to the security interests in personal Property and fixtures created pursuant to the Security Agreement or any Mortgage.

        "Senior Notes" shall mean those certain 10 3/4% Senior Notes due 2012 in the amount of $110,000,000 to be issued by Borrower.

        "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

        "Subsidiary" means any subsidiary of the Borrower, excluding Municipal Corrections Finance, L.P.

        "Subsidiary Guarantors" means any Subsidiary who is required to execute and deliver a Guarantee pursuant to Section 5.09(b) hereof.

        "Swap Agreement" means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

        "Swingline Exposure" means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

        "Swingline Lender" means JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

        "Swingline Loan" means a Loan made pursuant to Section 2.05.

        "Take or Pay Contracts" means Correctional and Detention Facility Contracts pursuant to which the contracting party agrees to pay the Borrower or its Subsidiary without regard to occupancy.

        "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        "Total Debt" means all Indebtedness minus letters of credit minus bonds, deposits or other surety obligations required pursuant to Correctional and Detention Facility Contracts, minus cash so long as there are no Borrowings outstanding under this Agreement.

        "Total Leverage Ratio" means the ratio of Total Debt to EBITDA plus rents associated with sale leaseback transactions to the extent such lease is included within the definition and calculation of Total Debt for the Four Quarter Period ending on or most recently ended prior to such date.

        "Transactions" means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

        "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

        "Wholly Owned Subsidiary" shall mean, with respect to any Person, any corporation, partnership or other entity of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

        "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        SECTION 1.02.    Classification of Loans and Borrowings.    For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Revolving Loan") or by Type (e.g., a "LIBO Rate Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Revolving Borrowing") or by Type (e.g., a "LIBO Rate Borrowing").

        SECTION 1.03.    Terms Generally.    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        SECTION 1.04.    Accounting Terms; GAAP.    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. All financial terms, covenants, and calculations shall be made on a consolidated basis for the Borrower and its Subsidiaries.

ARTICLE II

The Credits

        SECTION 2.01.    Commitments.    Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender's Revolving Credit Exposure exceeding such Lender's Commitment or (b) the sum of the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

        SECTION 2.02.    Loans and Borrowings.

          (a)   Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

          (b)   Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or LIBO Rate Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any LIBO Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

          (c)   At the commencement of each Interest Period for any LIBO Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $3,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) LIBO Rate Borrowings outstanding.

          (d)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

        SECTION 2.03.    Requests for Revolving Borrowings.    To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a LIBO Rate Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Houston, Texas time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

              (i)  the aggregate amount of the requested Borrowing;

             (ii)  the date of such Borrowing, which shall be a Business Day;

            (iii)  whether such Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing;

            (iv)  in the case of a LIBO Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

             (v)  the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

        If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBO Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

        SECTION 2.04.    Intentionally Omitted.

        SECTION 2.05.    Swingline Loans.

          (a)   Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the sum of the total Revolving Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

          (b)   To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, Houston, Texas time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Borrower's designated bank (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., Houston, Texas time, on the requested date of such Swingline Loan.

          (c)   The Swingline Lender shall by written notice given to the Administrative Agent not later than 10:00 a.m., Houston, Texas time, within five (5) Business Days of any advance under a Swingline Loan require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such

  Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

        SECTION 2.06.    Letters of Credit.

          (a)   General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          (b)   Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $20,000,000 and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Commitments.

          (c)   Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

          (d)   Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e)   Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Houston, Texas time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Houston, Texas time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Houston, Texas time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., Houston, Texas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

          (f)    Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor

  any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g)   Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

          (h)   Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

          (j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01 (h) or (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Debt has been accelerated, be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

        SECTION 2.07.    Funding of Borrowings.

          (a)   Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Houston, Texas time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

          (b)   Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

        SECTION 2.08.    Interest Elections.

          (a)   Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBO Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBO Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

          (b)   To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

          (c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

              (i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

             (ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

            (iii)  whether the resulting Borrowing is to be an ABR Borrowing or a LIBO Rate Borrowing; and

            (iv)  if the resulting Borrowing is a LIBO Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

        If any such Interest Election Request requests a LIBO Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          (d)   Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

          (e)   If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBO Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a LIBO Rate Borrowing and (ii) unless repaid, each LIBO Rate Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

        SECTION 2.09.    Termination and Reduction of Commitments.

          (a)   Unless previously terminated, the Commitments shall terminate on the Maturity Date.

          (b)   The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is at least equal to $250,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Commitments.

          (c)   The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

        SECTION 2.10.    Repayment of Loans; Evidence of Debt.

          (a)   The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

          (b)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

          (c)   The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

          (d)   The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Debt in accordance with the terms of this Agreement.

          (e)   All Loans will be evidenced by a Note. In such event, the Borrower shall execute and deliver to each Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times

  (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to the order of the payee named therein.

        SECTION 2.11.    Prepayment of Loans.

          (a)   The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

          (b)   The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBO Rate Borrowing, not later than 11:00 a.m., Houston, Texas time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Houston, Texas time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Houston, Texas time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

          (c)   The Borrower shall prepay the Loans in the event of either of the following:

              (i)  Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders pursuant to Section 6.03 hereof to any Disposition not otherwise permitted hereunder, in the event that the Net Available Proceeds of any Disposition (in a single transaction or series of transactions) as to which a prepayment has not yet been made under this Section 2.11(c)(i), shall exceed $5,000,000 then, no later than five Business Days prior to the occurrence of the Disposition, the Borrower will deliver to the Lenders a statement, certified by the chief financial officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, of the amount of the Net Available Proceeds of the Disposition and will prepay the Loans in an aggregate amount equal to 100% of the Net Available Proceeds of the Disposition.

             (ii)  Upon any Equity Issuance (excluding any Equity Issuance under convertible debt or which will be used to repay convertible debt), the Borrower shall prepay the Loans in an aggregate amount equal to 50% of the Net Available Proceeds thereof, provided that

              (A)  if the chief financial officer of the Borrower certifies to the Administrative Agent that, without effecting an Equity Issuance, the Borrower will not be able to pay principal of or interest on the Loans when due, all Net Available Proceeds of such Equity Issuance shall be applied directly by the Person making the equity investment to the payment of such principal and/or interest;

              (B)  if an Investment does not require Lender approval or if the Required Lenders shall have expressly approved an Investment or other acquisition by the Borrower or any of its Subsidiaries (which approval may be withheld by the Required Lenders in their sole discretion) that was proposed by the Borrower to the Lenders and the written materials furnished to the Lenders describing such Investment or other acquisition described in reasonable detail an Equity Issuance that would be used to finance such Investment or acquisition, none of the Net Available Proceeds of such Equity Issuance shall be required to be applied to the prepayment of the Loans or the reduction of the Commitments; and

              (C)  the Borrower shall not be required to prepay any Loan if (x) the obligation to make such Loan was permitted pursuant to Section 6.04(e) and (y) such Loan was used to finance Capital Expenditures for the construction of fixed assets, plant, furniture, fixtures and equipment and such construction has not substantially been completed on the date of such Equity Issuance.

        No prepayment under this Section 2.11(c) will reduce the Commitment of any Lender.

        SECTION 2.12.    Fees.

          (a)   The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (a "Commitment Fee"), which shall accrue at the Applicable Rate on the average daily amount of the unused Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Commitment Fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued Commitment Fee shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Commitment Fee accruing after the date on which the Commitments terminate shall be payable on demand. All Commitment Fee shall be computed on the basis of a year of 360 days and shall Rate on the daily amount of the unused Commitment of such Lender during the period from and be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b)   The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBO Rate Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of one-eighth of one percent (1/8%) per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (c)   When the total of outstanding Loans and LC Exposure is less than 33% of the Commitment, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a non-utilization fee equal to 0.125% of such average unused Commitment (the "Non-Utilization Fee"). Accrued Non-Utilization Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitment terminated, commencing on the first such date to occur after the date hereof; provided that any Non-Utilization Fee accruing after the date on which the Commitments terminate shall be payable on demand. All Non-Utilization Fees accruing after the date on which the Commitments terminate shall be payable on demand. All Non-Utilization Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (d)   The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (e)   All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees, Non-Utilization Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

        SECTION 2.13.    Interest.

          (a)   The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate, but in no event to exceed the Maximum Rate.

          (b)   The Loans comprising each LIBO Rate Borrowing shall bear interest, in the case of a LIBO Rate Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, but in no event to exceed the Maximum Rate.

          (c)   Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Past Due Rate.

          (d)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBO Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e)   All interest hereunder shall be computed on the basis of a year of 360 days, (i) unless such calculation would exceed the Maximum Rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be, and (ii) except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

        SECTION 2.14.    Alternate Rate of Interest.    If prior to the commencement of any Interest Period for a LIBO Rate Borrowing:

          (a)   the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the or the LIBO Rate for such Interest Period; or

          (b)   the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a LIBO Rate Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a LIBO Rate Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

        SECTION 2.15.    Increased Costs.

          (a)   If any Change in Law shall:

              (i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate) or the Issuing Bank; or

             (ii)  impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

  and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

          (b)   If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

          (c)   A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d)   Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

        SECTION 2.16.    Break Funding Payments.    In the event of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith) or (d) the assignment of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBO Rate Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        SECTION 2.17.    Taxes.

          (a)   Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c)   The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

          (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

          (e)   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

          (f)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

        SECTION 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

          (a)   The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Houston, Texas time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New

  York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

          (b)   If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (c)   If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

          (d)   Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e)   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e) , 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

        SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.

          (a)   If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

          (b)   If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

        SECTION 2.20.    Increase of Commitments.    By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Lenders), the Borrower may request an increase of the aggregate amount of the Commitments (i) by an aggregate amount equal to any integral multiple of $5,000,000 and not less than $10,000,000 and (ii) to an aggregate amount not to exceed $100,000,000; provided that (i) no Default shall have occurred and be continuing, (ii) the aggregate amount of the Commitments shall not have been reduced, nor shall the Borrower have given notice of any such reduction under Section 2.09, (iii) the aggregate amount of the Commitments shall not previously have been increased pursuant to this Section 2.20 more than three (3) times, and (iv) the construction of the Moshannon Valley project shall have been satisfactorily completed and payments have commenced by the Federal Bureau of Prisons under the Correctional and Detention Facility Contract for such project.. No Lender shall have any obligation to increase its Commitment. A Lender's decision whether to increase its Commitment under this Section 2.20 if it is requested to do so shall be made in such Lender's sole and absolute discretion and any failure to respond to a request shall be deemed a decision by such Lender that it will not increase its Commitment. If one or more of the Lenders is not increasing its Commitment, then, with notice to the Administrative Agent and the other Lenders, another one or more financial institutions, each as approved by the Borrower and the Administrative Agent (a "New Lender"), may commit to provide an amount equal to the aggregate amount of the requested increase that will not be provided by the existing Lenders (the "Increase Amount"); provided, that the Commitment of each New Lender shall be at least $5,000,000 and the maximum number of New Lenders after the Effective Date shall be ten (10). Upon receipt of notice from the Administrative Agent to the Lenders and the Borrower that the Lenders, or sufficient lenders and New Lenders have agreed to commit to an aggregate amount equal to the Increase Amount (or such lesser amount as the Borrower shall agree, which shall be at least $10,000,000 and an integral multiple of $5,000,000 in excess thereof), then: provided that no Default exists at such time or after giving effect to the requested increase, the Borrower, the Administrative Agent, and the Lenders willing to increase their respective Commitments and the New Lenders (if any) shall execute and deliver an "Increase Commitment Supplement" (herein so called) in the form attached hereto as Exhibit "B" hereto. If all existing Lenders shall not have provided their pro rata portion of the requested increase, on the effective date of the Increase Commitment Supplement the Borrower shall request a borrowing hereunder which shall be made only by the Lenders who have increased their Commitment and, if applicable, the New Lenders. The proceeds of such borrowing shall be utilized by the Borrower to repay the Lenders who did not agree to increase their Commitments, such borrowing and repayment to be an amounts sufficient so that after giving effect thereto, the Loans shall be held by the Lenders pro rata according to their Commitments.

ARTICLE III

Representations and Warranties

        The Borrower represents and warrants to the Lenders that:

        SECTION 3.01.    Organization; Powers.    Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

        SECTION 3.02.    Authorization; Enforceability.    The Transactions are within the Borrower's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        SECTION 3.03.    Governmental Approvals; No Conflicts.    The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

        SECTION 3.04.    Financial Condition; No Material Adverse Effect.

          (a)   The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2003, reported on by PricewaterhouseCoopers LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2004. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

          (b)   Since March 31, 2004, there has been no Material Adverse Effect in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole.

        SECTION 3.05.    Properties.

          (a)   Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, and subject to Permitted Encumbrances.

          (b)   Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.06.    Litigation and Environmental Matters.

          (a)   There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.

          (b)   Except for the Disclosed Matters on Schedule 3.06 attached hereto and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          (c)   Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

        SECTION 3.07.    Compliance with Laws and Agreements.    Except for the Disclosed Matters on Schedule 3.07 attached hereto, each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

        SECTION 3.08.    Investment and Holding Company Status.    Neither the Borrower nor any of its Subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the

Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

        SECTION 3.09.    Taxes.    Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.10.    ERISA.    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

        SECTION 3.11.    Disclosure.    Except for the Disclosed Matters on Schedule 3.11 attached hereto, the Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

        SECTION 3.12.    Subsidiaries, Etc.    Set forth in Schedule 3.12 hereto is a complete and correct list, as of the date hereof, of all of the Subsidiaries of the Borrower, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 3.12 hereto, (x) each of the Borrower and its Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Security Documents and other than Permitted Encumbrances), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 3.12 hereto, (y) all of the issued and outstanding Capital Stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

        SECTION 3.13.    Real Property.    Set forth on Schedule 3.13 hereto is a list, as of the Effective Date, of all of the real property interests held by the Borrower and its Subsidiaries, indicating in each case whether the respective property is owned or leased, the location of the respective property, and the book value of each property.

        SECTION 3.14.    Swap Agreements.    Set forth on Schedule 3.14 hereto is a list, as of the Effective Date, of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), all credit support agreements relating thereto (including any margin required or supplied), and the counter party to each such agreement.

ARTICLE IV

Conditions

        SECTION 4.01.    Effective Date.    The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

          (a)   The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement, the Notes, Subsidiary Guarantees and the Security Documents, each signed on behalf of the respective parties.

          (b)   The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Locke Liddell & Sapp LLP, counsel for the Borrower, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

          (c)   The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and its Subsidiaries, the authorization of the Transactions and any other legal matters relating to the Borrower and its Subsidiaries, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.

          (d)   The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with (i) the conditions set forth in paragraphs (a) and (b) of Section 4.02 and (ii) the Total Leverage Ratio based on the most recent Four Quarter Period.

          (e)   The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

          (f)    The Administrative Agent shall have received evidence of the simultaneous closing and funding of the Senior Notes.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Houston, Texas time, on the Effective Date (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

        SECTION 4.02.    Each Credit Event.    The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

          (a)   The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

          (b)   At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

        SECTION 5.01.    Financial Statements; Ratings Change and Other Information.    The Borrower will furnish to the Administrative Agent and each Lender:

          (a)   within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers, LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c)   concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.09, 6.10, 6.11, 6.12 and 6.13; (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate; (iv) reporting the existence of (including all information and representations and warranties contained in Section 3.12 hereof) any Subsidiaries of the Borrower that have not been reported to the Administrative Agent either on Schedule 3.12 attached hereto or in a Compliance Certificate previously delivered in accordance with this Section 5.01(c) ; and (v) reporting any capital projects or acquisitions within such period that have been consummated within the limitation set forth in Section 6.04(e) hereof;

          (d)   concurrently with any delivery of financial statements under clause (a) above, a copy of any management letter of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which management letter may be limited to the extent required by accounting rules or guidelines);

          (e)   promptly after the same become publicly available, copies of all registration statements, periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

          (f)    as soon as available and in any event within 45 days after the end of each quarterly fiscal period of each fiscal year of the Borrower, a statement of occupancy rates, revenue, and operating income at each of the facilities owned or maintained by the Borrower and its Subsidiaries as at the end of such period, from the beginning of the respective fiscal year to the end of such fiscal quarter, in each case setting forth in comparative form the corresponding figures for the corresponding periods in the budget for such facility;

          (g)   as soon as available and in any event within ten (10) Business Days after each quarterly fiscal period of each fiscal year of the Borrower, a report, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such period a true and complete list of all Swap Agreements of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor, any new credit support agreements relating thereto not listed on Schedule 3.14, any margin required or supplied under any credit support document, and the counter party to each such agreement; and

          (h)   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

        SECTION 5.02.    Notices of Material Events.    The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

          (a)   the occurrence of any Default;

          (b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $3,000,000;

          (d)   promptly after the termination or expiration prior to its stated maturity of any Correctional and Detention Facility Contract with annual revenues in excess of $15,000,000, either as a single such contract or the aggregate of multiple contracts during the Borrower's fiscal year, pro forma financial projections prepared by the Borrower demonstrating that after giving effect to such termination or expiration (and any replacement Correctional and Detention Facility Contract therefor) the Borrower will be in compliance with its obligations under Sections 6.09, 6.10, 6.11, 6.12, 6.13 and 6.14 hereof for the period commencing on the date of such termination and ending on the last day of the Availability Period; and

          (e)   any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        SECTION 5.03.    Existence; Conduct of Business.    The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

        SECTION 5.04.    Payment of Obligations.    The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.05.    Maintenance of Properties; Insurance.    The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower will in any event maintain (with respect to itself and each of its Subsidiaries):

          (a)   Casualty Insurance—insurance against loss or damage covering all of the tangible real and personal Property and improvements of the Borrower and each of its Subsidiaries by reason of any Peril (as defined below) in such amounts (subject to such reasonable and customary deductibles as shall be satisfactory to the Administrative Agent) as shall be reasonable and customary and sufficient to avoid the insured named therein from becoming a co-insurer of any loss under such policy but in any event in an amount (i) in the case of fixed assets and equipment (excluding vehicles), at least equal to 100% of the actual replacement cost of such assets, subject to deductibles as aforesaid and (ii) in the case of inventory, not less than the fair market value thereof, subject to deductibles as aforesaid, provided that insurance in respect of Perils consisting of floods shall not be required to be obtained except upon 30 days' prior notice from the Administrative Agent.

          (b)   Automobile Liability Insurance for Bodily Injury and Property Damage—insurance against liability for bodily injury and property damage in respect of all vehicles (whether owned, hired or rented by the Borrower or any of its Subsidiaries) at any time located at, or used in connection with, its Properties or operations in such amounts as are then customary for vehicles used in connection with similar Properties and businesses, but in any event to the extent required by applicable law.

          (c)   Comprehensive General Liability and Professional Liability Insurance—insurance against claims for bodily injury, death or Property damage occurring on, in or about the Properties (and adjoining streets, sidewalks and waterways) of the Borrower and its Subsidiaries and professional liability insurance, in an amount equal to at least $10,000,000.

          (d)   Workers' Compensation Insurance—workers' compensation insurance (including, without limitation, Employers' Liability Insurance) to the extent required by applicable law.

          (e)   Business Interruption Insurance—insurance against loss of operating income (up to an aggregate amount equal to $20,000,000 and subject to a deductible, or self-insured amount, not in excess of $250,000) by reason of any Peril.

Such insurance shall be written by financially responsible companies selected by the Borrower and (except for automobile insurance) having an A.M. Best rating of "A" or better and being in a financial size category of VII or larger (or, with respect to professional liability insurance only, an equivalent rating by a European equivalent of A.M. Best), or by other companies acceptable to the Administrative Agent, and (other than for workers' compensation) shall name the Administrative Agent as loss payee (to the extent covering risk of loss or damage to tangible property) and as an additional insured as its interests may appear (to the extent covering any other risk). Each policy referred to in this Section 5.05 shall provide that it will not be canceled or reduced, or allowed to lapse without renewal, except after not less than 30 days' notice to the Administrative Agent and shall also provide that the interests of the Administrative Agent and the Lenders shall not be invalidated by any act or negligence of the Borrower or any Person having an interest in any Property covered by the Mortgage nor by occupancy or use of any such Property for purposes more hazardous than permitted by such policy nor by any foreclosure or other proceedings relating to such Property. The Borrower will advise the Administrative Agent promptly of any significant policy cancellation (other than any such cancellation in connection with the replacement thereof), reduction or amendment.

        On or before the Closing Date, the Borrower will deliver to the Administrative Agent certificates of insurance satisfactory to the Administrative Agent evidencing the existence of all insurance required to be maintained by the Borrower hereunder setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage and showing that such insurance will remain in effect through the December 31 falling at least four months after the date hereof, subject only to the payment of premiums as they become due. Thereafter, the Borrower will maintain all insurance required to be maintained by the Borrower hereunder through the December 31 of each subsequent calendar year as long as any Debt or Commitments are outstanding under this Agreement, subject only to the payment of premiums as they become due and the availability of such coverage. In addition, the Borrower will not modify any of the provisions of any policy with respect to professional liability insurance without delivering the original copy of the endorsement reflecting such modification to the Administrative Agent accompanied by a written report of Summit Global Partners, or any other firm of independent insurance brokers of nationally recognized standing, stating that, in their opinion, such policy (as so modified) adequately protects the interests of the Lenders and the Administrative Agent, is in compliance with the provisions of this Section 5.05, and is comparable in all respects with insurance carried by responsible owners and operators of businesses similar to those of the Borrower and its Subsidiaries. The Borrower will not obtain or carry separate insurance concurrent in form or contributing in the event of loss with that required by this Section 5.05 unless the Administrative Agent is an additional insured thereunder, with loss payable as provided herein. The Borrower will immediately notify the Administrative Agent whenever any such separate insurance is obtained and shall deliver to the Administrative Agent the certificates evidencing the same.

        Without limiting the obligations of the Borrower under the foregoing provisions of this Section 5.05, in the event the Borrower shall fail to maintain in full force and effect insurance as required by the foregoing provisions of this Section 5.05, then the Administrative Agent may (upon notice to the Borrower), but shall have no obligation so to do, procure insurance covering the interests of the Lenders and the Administrative Agent in such amounts and against such risks as the Administrative Agent shall deem appropriate, and the Borrower shall reimburse the Administrative Agent in respect of any premiums paid by the Administrative Agent in respect thereof.

        For purposes hereof, the term "Peril" shall mean, collectively, fire, lightning, flood, windstorm, hail, explosion, riot and civil commotion, vandalism and malicious mischief, damage from aircraft, vehicles and smoke and all other perils covered by the "all-risk" endorsement then in use in the jurisdictions where the Properties of the Borrower and its Subsidiaries are located.

        SECTION 5.06.    Books and Records; Inspection Rights.    The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

        SECTION 5.07.    Compliance with Laws.    The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.08.    Use of Proceeds and Letters of Credit.    The proceeds of the Loans will be used only for general corporate purposes, including, without limitation, refinance of existing debt, working capital, capital expenditures, and acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support general corporate purposes, including, without limitation, refinance of existing debt, working capital, and capital expenditures.

        SECTION 5.09.    Certain Obligations Respecting Subsidiaries.

          (a)   The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a Wholly Owned Subsidiary.

          (b)   The Borrower will take such action, and will cause each of its Subsidiaries to take such action, from time to time as shall be necessary to ensure that all Subsidiaries of the Borrower are Subsidiary Guarantors and, thereby, parties hereunder. Without limiting the generality of the foregoing, in the event that the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary, the Borrower or the respective Subsidiary will cause such new Subsidiary to become a "Subsidiary Guarantor" hereunder pursuant to a written instrument in form and substance satisfactory to each Lender and the Administrative Agent, and to deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as any Lender or the Administrative Agent shall have requested. Upon the creation of any new Subsidiaries, the stock thereof shall be pledged as collateral for the Loans and such new Subsidiary shall enter into an amendment of the Security Agreement and Negative Pledge to ensure that they are a party thereunder.

        SECTION 5.10.    Property.

          (a)   Borrower and its Subsidiaries agree with respect to any real estate either owned in fee simple or leased (except for properties subject to the MCF Debt) by the Borrower or any of its Subsidiaries with a book value of more than $2,000,000, at Borrower's expense, to do the following,:

            (i)    to furnish to the Administrative Agent one or more Mortgages covering its interest in such real property;

            (ii)   to furnish to the Administrative Agent evidence to the satisfaction of the Administrative Agent that the such real property is not subject to any Lien (other than Liens permitted under Section 6.02 hereof);

            (iii)  to furnish to the Administrative Agent a copy of a previously issued title policy and a nothing further certificate dated within fifteen (15) days prior to the filing of the Mortgage evidencing, to the satisfaction of the Administrative Agent, that the such real property is not subject to any Lien (other than Liens permitted under Section 6.02 hereof);

            (iv)  to furnish to the Administrative Agent evidence of insurance of such interest in real property in accordance with Section 5.05 hereof;

            (v)   the Administrative Agent will have received evidence of the flood zone status of each such interest in real property; and

            (vi)  if such interest is a leasehold and the lease requires it, at Administrative Agent's request, to provide a landlord's consent permitting the mortgage of such interest.

          (b)   After the Effective Date, if the Borrower or any Subsidiary acquires an interest in real property either owned in fee simple or leased (except for properties subject to the MCF Debt) by the Borrower or any of its Subsidiaries with a book value of more than $2,000,000, such party shall notify the Administrative Agent of such acquisition or lease of such property and agrees to do the following, at Borrower's expense:

            (i)    to furnish to the Administrative Agent one or more Mortgages covering such real property;

            (ii)   to furnish to the Administrative Agent a copy of a previously issued title policy (or such other evidence of the status of the title) and a nothing further certificate dated within fifteen (15) days prior to the filing of the Mortgage evidencing, to the satisfaction of the Administrative Agent, that the such real property is not subject to any Lien (other than Liens permitted under Section 6.02 hereof);

            (iii)  to furnish to the Administrative Agent evidence of insurance of such interest in real property in accordance with Section 5.05 hereof;

            (iv)  the Administrative Agent will have received evidence of the flood zone status of each such interest in real property; and

            (v)   if such interest is a leasehold and the lease requires it, at Administrative Agent's request, to provide a landlord's consent permitting the mortgage of such interest.

          (c)   During the continuance of any Default, upon the request of the Administrative Agent, at the Borrower's expense, Borrower agrees to furnish the Administrative Agent an updated environmental report on all real property secured by a Mortgage pursuant to this Agreement.

Mortgages given for the benefit of Lender in accordance with this Section 5.10 will be released by the Administrative Agent upon the Disposition of real property in accordance with this Agreement.

ARTICLE VI

Negative Covenants

        Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

        SECTION 6.01.    Indebtedness.    The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

          (a)   Indebtedness created hereunder;

          (b)   Indebtedness existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

          (c)   Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary;

          (d)   Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary;

          (e)   Indebtedness of the Borrower or any Subsidiary as an account party in respect of trade letters of credit;

          (f)    Indebtedness of the Borrower and its Subsidiaries secured by Liens permitted under Section 6.02(e) hereof up to but not exceeding $5,000,000 at any one time outstanding;

          (g)   Swap Agreements permitted under Section 6.05 hereof;

          (h)   other unsecured Indebtedness in an aggregate principal amount not exceeding $3,000,000 at any time outstanding;

          (i)    the Senior Notes; and

          (j)    bonds, deposits or other surety obligations required pursuant to Correctional and Detention Facility Contracts not to exceed $25,000,000 at any one time outstanding.

        SECTION 6.02.    Liens.    The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a)   Permitted Encumbrances;

          (b)   any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (c)   any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (d)   Liens arising out of Swap Agreements with Lenders or Lender Affiliates; and

          (e)   Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets, (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; and (v) such security interests do not secure Indebtedness more than $5,000,000.

        SECTION 6.03.    Fundamental Changes.

          (a)   The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge into the Borrower or any Subsidiary in a transaction in which the surviving entity is the Borrower or a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary and (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

          (b)   The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

          (c)   The Borrower will not, and will not permit any Subsidiary to make a Disposition, unless:

            (i)    the Borrower or such Subsidiary, as the case may be, receives consideration at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Disposition), as determined in good faith by the board of directors of the Borrower (including as to the value of all non-cash consideration), of the shares and assets subject to such Disposition;

            (ii)   at least 80% of the consideration from such Disposition received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Permitted Investments; and

            (iii)  an amount equal to 100% of the Net Available Proceeds from such Disposition is applied by the Borrower or such Subsidiary, as the case may be, to the Loans if required by Section 2.11(c).

        SECTION 6.04.    Investments, Loans, Advances, Guarantees and Acquisitions.    The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

          (a)   Permitted Investments;

          (b)   investments by the Borrower in the Capital Stock of its Subsidiaries;

          (c)   loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary;

          (d)   Guarantees constituting Indebtedness permitted by Section 6.01;

          (e)   Additional investments in capital projects (relating to new contracts, expansions of existing facilities or new facilities), and acquisitions up to, but not exceeding, $10,000,000 per capital project or acquisition (excluding the CSI Acquisition); provided, however, that if the Total Leverage Ratio calculated under Section 6.10 hereof is less than 3.50 to 1.00 for two consecutive fiscal quarters prior to such proposed capital project or acquisition, then, without Required Lenders' approval, Borrower can enter into acquisitions or capital projects up to $15,000,000 each;

          (f)    Loans or advances by the Borrower or any of its Subsidiaries to employees in the ordinary course of business in an aggregate amount at any one time outstanding not to exceed $250,000;

          (g)   The CSI Acquisition; and

          (h)   Additional investments not to exceed $3,000,000 existing at any one time.

        SECTION 6.05.    Swap Agreements.    The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

        SECTION 6.06.    Restricted Payments.    The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, and the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; (c) repurchase shares of its Capital Stock so long as the aggregate amount paid by the Borrower for all such repurchases does not exceed $10,000,000 in any fiscal year of the Borrower, and (d) declare or make stock splits which do not decrease the percentage ownership of any Person in any class of the Capital Stock of the Borrower.

        SECTION 6.07.    Transactions with Affiliates.    The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Wholly Owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06, and (d) service by any Affiliate who is an individual as a director, officer, or employee of the Borrower or any of its Subsidiaries for which reasonable compensation is received.

        SECTION 6.08.    Restrictive Agreements.    The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, and (vi) clause (a) and (b) of the foregoing shall not apply to restrictions or conditions imposed by the Senior Notes.

        SECTION 6.09.    Bank Leverage Ratio.    The Borrower and its Subsidiaries will not permit the ratio of Bank Debt to EBITDA, based on the most recent Four Quarter Period, to be greater than 1.50 to 1.00 from the Effective Date through the Maturity Date.

        SECTION 6.10.    Total Leverage Ratio.    The Borrower and its Subsidiaries will not permit the Total Leverage Ratio, based on the most recent Four Quarter Period, for any fiscal quarter ending during the period set forth below under the heading "Period" to be greater than the ratio set forth below under the heading "Ratio."

Period	Ratio
Effective Date through June 30, 2004	5.50 to 1
September 30, 2004 through December 31, 2004	5.85 to 1
March 31, 2005 through December 31, 2005	5.50 to 1
March 31, 2006	5.00 to 1
June 30, 2006	4.75 to 1
September 30, 2006	4.50 to 1
December 31, 2006 through March 31, 2007	4.25 to 1
June 30, 2007 through September 30, 2007	4.00 to 1
December 31, 2007 through Maturity Date	3.75 to 1

        SECTION 6.11.    Fixed Charge Coverage Ratio.    The Borrower and its Subsidiaries will not permit the Fixed Charge Coverage Ratio, based on the most recent Four Quarter Period, for any fiscal quarter ending during the period set forth below under the heading "Period" to be less than the ratio set forth below under the heading "Ratio."

Period	Ratio
Effective Date through December 31, 2005	1.10 to 1
March 31, 2006 through Maturity Date	1.20 to 1

        SECTION 6.12.    Net Worth.    The Borrower and its Subsidiaries will not permit its Net Worth, as at the last day of any fiscal quarter of the Borrower and its Subsidiaries on a consolidated basis, to be less than the sum of the following:

          (a)   $141,000,000; plus

          (b)   an amount equal to 50% of the aggregate net income of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) for each fiscal quarter of the Borrower for which such net income is a positive number, commencing with the fiscal quarter ending on June 30, 2004; plus

          (c)   an amount equal to the aggregate Net Available Proceeds received in respect to Equity Issuances from the period commencing after the Effective Date and ending on the last day of such fiscal quarter.

        SECTION 6.13.    Asset Coverage.    The Borrower and its Subsidiaries will not permit the ratio of the aggregate amount of all Eligible Accounts Receivable to Bank Debt at any time to be less than 1.00 to 1.00.

        SECTION 6.14.    Capital Expenditures.    The Borrower will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures at any time, except for the following: (a) Capital Expenditures in an aggregate amount in any year not to exceed an amount equal to 3% of the total revenues of the Borrower and its Subsidiaries for such year; and (b) Capital Expenditures made in connection with eligible acquisitions and capital projects described pursuant to Sections 6.04(e) and (g) hereof.

        SECTION 6.15.    Off-Balance Sheet Financing.    The Borrower and its Subsidiaries will not enter into any Operating Lease without the approval of the Required Lenders.

        SECTION 6.16.    Sale/Leaseback Transactions.    The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person whereby the Borrower or such Subsidiary shall sell or otherwise transfer more than $35,000,000 of its Property (in a single transaction or series of transactions) whether now owned or hereafter acquired, and thereafter rent or lease such Property or similar Property for substantially the same use or uses as the Property sold or transferred.

ARTICLE VII

Events of Default; Remedies

        SECTION 7.01.    Events of Default.    If any of the following events ("Events of Default") shall occur:

          (a)   the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b)   the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) days;

          (c)   any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect when made or deemed made;

          (d)   the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower's existence), 5.08, or 5.10;

          (e)   the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); provided however, to the extent Borrower is diligently pursuing to cure such default, then Borrower shall be permitted another 30 days to cure, not to exceed 60 days after notice thereof;

          (f)    the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable notice and cure period;

          (g)   any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this Section 7.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

          (h)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i)    the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (j)    the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (k)   one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

          (l)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

          (m)  a Change in Control shall occur;

          (n)   the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on the collateral stated to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required herein or therein) in favor of the Administrative Agent, free and clear of all other Liens (other than Liens permitted under Section 6.02 hereof or under the respective Security Documents), or, except for expiration in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect, or the enforceability thereof shall be contested by Borrower or any applicable Subsidiary; or

          (o)   15 Business Days shall have elapsed after any material Correctional and Detention Facility Contract, or any series of such contracts with the same Governmental Authority, with annual revenues in excess of $15,000,000 shall have been terminated prior to its stated maturity (unless during such 15 Business Day period the Borrower shall have demonstrated to the satisfaction of the Administrative Agent and each Lender that such termination will not have a Material Adverse Effect).

        SECTION 7.02.    Remedies.

          (a)   In the case of an Event of Default (other than an event with respect to the Borrower described in clause (h) or (i) of Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Debt to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and Debt so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of Section 7.01, the Commitments shall automatically terminate and the principal of the Debt then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

          (b)   In the case of the occurrence of an Event of Default referred to in clauses (h) or (i) of Section 7.01, the Commitments shall be automatically canceled and the principal amount then outstanding of, and the accrued interest on, the Debt and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.01(j)) shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

          (c)   All proceeds received after maturity of the Notes, whether by acceleration or otherwise shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement and the Security Documents; second to accrued interest on the Notes; third to fees; fourth pro rata to principal outstanding on the Notes and other Debt; fifth to serve as cash collateral to be held by the Administrative Agent to secure the LC Exposure; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Authority.

          (d)   Swap Agreements between the Borrower and any of its Subsidiaries and the Administrative Agent or a Lender and/or any Lender Affiliate are secured by the Security

  Documents pari passu with all other Debt. As such, proceeds from Security Documents shall be shared pro rata on all Debt. All proceeds received after maturity of the Notes, whether by acceleration or otherwise, shall be applied first to reimbursement of expenses provided for in the Security Documents; next, all such proceeds shall be split pro-rata between the Swap Agreements (which form part of the Debt) on the one hand and all other Debt pursuant to this Agreement on the other hand. Thereafter, all such proceeds applicable to the Notes and other obligations under this Agreement shall be applied, first to reimbursement of expenses and indemnities provided for in this Agreement; second to accrued interest on the Notes; third to fees; fourth pro-rata to principal outstanding on the Notes and other Debt; fifth to serve as cash collateral to be held by the Agent to secure the LC Exposure; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Authority.

          (e)   Acceleration and termination of all Swap Agreements involving the Administrative Agent or Lenders or the Lender Affiliates shall be governed by the terms of the Swap Agreements.

ARTICLE VIII

The Administrative Agent

        Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

        The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

        The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

        The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

        The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

        Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

        Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

        SECTION 9.01.    Notices.

          (a)   Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (i)    if to the Borrower, to it at Cornell Companies, Inc., 1700 West Loop South, Suite 1500, Houston, Texas 77027, Attention of John L. Hendrix, Executive Vice President and CFO, (Telecopy No. 713/623-2853 and 713/623-0090) (send copy to both);

            (ii)   if to the Administrative Agent, to JPMorgan Chase Bank, 707 Travis, Floor 9, Houston, Texas, 77002, Attention of Susan Garner, Vice President (Telecopy No. 713/216-6262);

            (iii)  if to the Issuing Bank, to it at JPMorgan Chase Bank, 707 Travis, Floor 9, Houston, Texas, 77002, Attention of Susan Garner, Vice President (Telecopy No. 713/216-6262);

            (iv)  if to the Swingline Lender, to it at JPMorgan Chase Bank, 707 Travis, Floor 9, Houston, Texas, 77002, Attention of Susan Garner, Vice President (Telecopy No. 713/216-6262); and

            (v)   if to any other Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or as updated in its Administrative Questionnaire.

          (b)   Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          (c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        SECTION 9.02.    Waivers; Amendments.

          (a)   No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

          (b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, except as contemplated in Section 2.20, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) except as provided in this Agreement, release any Collateral (as defined in the Security Agreement) without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

        SECTION 9.03.    Expenses; Indemnity; Damage Waiver.

          (a)   The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

          (b)   The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c)   To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

          (d)   To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e)   All amounts due under this Section shall be payable promptly after written demand therefor.

        SECTION 9.04.    Successors and Assigns.

          (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b)   (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

              (A)  the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.01 (a), (b), (h) or (i) has occurred and is continuing, any other assignee; and

              (B)  the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

            (ii)   Assignments shall be subject to the following additional conditions:

              (A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01 (a), (b), (h) or (i) has occurred and is continuing;

              (B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

              (C)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

              (D)  the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

              (E)  in the case of an assignment to a CLO (as defined below), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such CLO.

        For the purposes of this Section 9.04(b), the terms "Approved Fund" and "CLO" have the following meanings:

        "Approved Fund" means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

        "CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

            (iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

            (iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (v)   Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (c)   (i)    Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Debt owing to it); provided that (A) such Lender's obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

            (ii)   A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

          (d)   Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

        SECTION 9.05.    Survival.    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Debt, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

        SECTION 9.06.    Counterparts; Integration; Effectiveness.    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 9.07.    Severability.    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        SECTION 9.08.    Right of Setoff.    If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

        SECTION 9.09.    Governing Law; Jurisdiction; Consent to Service of Process.

          (a)   This Agreement shall be construed in accordance with and governed by the law of the State of Texas.

          (b)   The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of Texas sitting in Travis County and of the United States District Court of the Southern District of Texas, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

          (c)   The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        SECTION 9.10.    WAIVER OF JURY TRIAL.    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 9.11.    Headings.    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        SECTION 9.12.    Confidentiality.    Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        SECTION 9.13.    Interest Rate Limitation.    Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Debt or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

        SECTION 9.14.    Swap Agreements.    Notwithstanding anything to the contrary contained herein, the terms and provisions of this Agreement shall not apply to any Swap Agreements, except to the extent necessary for all Swap Agreements with Lenders and/or their Affiliates to be secured by the Security Documents on a pari passu basis with other Debt and for the proceeds from the Security Documents to be applied as set forth in Section 7.02(d) hereof.

        [Remainder of page intentionally left blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:
CORNELL COMPANIES, INC.
By:	/s/ JOHN L. HENDRIX John L. Hendrix, Chief Financial Officer
ADMINISTRATIVE AGENT:
JPMORGAN CHASE BANK, individually and as Administrative Agent
By:	/s/ SUSAN GARNER Susan Garner, Vice President
SUBSIDIARIES:
CORNELL CORRECTIONS MANAGEMENT, INC., a Delaware corporation
By:	/s/ JOHN L. HENDRIX John L. Hendrix, Chief Financial Officer
CORNELL CORRECTIONS OF TEXAS, INC., a Delaware corporation
By:	/s/ JOHN L. HENDRIX John L. Hendrix, Chief Financial Officer
CORNELL CORRECTIONS OF RHODE ISLAND, INC., a Delaware corporation
By:	/s/ JOHN L. HENDRIX John L. Hendrix, Chief Financial Officer
CORNELL CORRECTIONS OF CALIFORNIA, INC., a California corporation
By:	/s/ JOHN L. HENDRIX John L. Hendrix, Chief Financial Officer

CCG I CORPORATION, a Delaware corporation
By:	/s/ JOHN L. HENDRIX John L. Hendrix, Chief Financial Officer
CORNELL ABRAXAS GROUP, INC., a Delaware corporation
By:	/s/ JOHN L. HENDRIX John L. Hendrix, Chief Financial Officer
CORNELL CORRECTIONS OF ALASKA, INC., an Alaska corporation
By:	/s/ JOHN L. HENDRIX John L. Hendrix, Chief Financial Officer
CORNELL INTERVENTIONS, INC., an Illinois corporation
By:	/s/ JOHN L. HENDRIX John L. Hendrix, Chief Financial Officer
WBP LEASING, INC., a Delaware corporation
By:	/s/ JOHN L. HENDRIX John L. Hendrix, Chief Financial Officer
CORNELL INTERNATIONAL, INC., a Delaware corporation
By:	/s/ JOHN L. HENDRIX John L. Hendrix, Chief Financial Officer

CORNELL COMPANIES MANAGEMENT SERVICES LIMITED PARTNERSHIP, a Delaware limited partnership
By:	Cornell Companies Management LP, a Delaware limited partnership, its general partner
	By:	Cornell Companies Administration, LLC, a Delaware limited liability company, its general partner
		By:	/s/ JOHN L. HENDRIX John L. Hendrix, Manager
CORNELL COMPANIES MANAGEMENT LP, a Delaware limited partnership
By:	Cornell Companies Administration, LLC, a Delaware limited liability company, its general partner
	By:	/s/ JOHN L. HENDRIX John L. Hendrix, Manager
CORNELL COMPANIES MANAGEMENT HOLDINGS, LLC, a Delaware limited liability company
By:	/s/ JOHN L. HENDRIX John L. Hendrix, Manager
CORNELL COMPANIES ADMINISTRATION, LLC, a Delaware limited liability company
By:	/s/ JOHN L. HENDRIX John L. Hendrix, Manager
LENDERS:
JPMORGAN CHASE BANK, individually
By:	/s/ SUSAN GARNER Susan Garner, Vice President

BANK OF AMERICA, N.A.
By:	/s/ DAVID A. BATSON David A. Batson, Vice President
COMERICA BANK
By:	/s/ WILLIAM S. ROGERS William S. Rogers, Vice President
SOUTHTRUST BANK
By:
/s/ RON W. PFEIFFER
Name:
Ron W. Pfeiffer
Title:
Vice President
U. S. BANK NATIONAL ASSOCIATION
By:	/s/ JOHN A. HOLLAND John A. Holland, Senior Vice President

EXHIBIT "A"

ASSIGNMENT AND ASSUMPTION

        Reference is made to the Credit Agreement dated as of June 24, 2004 (as amended and in effect on the date hereof, the "Credit Agreement"), among [            ], the Lenders named therein and JPMorgan Chase Bank, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

        The Assignor named on the reverse hereof hereby sells and assigns, without recourse, to the Assignee named on the reverse hereof, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Assignment Date and Revolving Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit, LC Disbursements and Swingline Loans held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

        This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.

        This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of Texas.

Date of Assignment:

Legal Name of Assignor:

        Legal Name of Assignee:

Assignee's Address for Notices:

Effective Date of Assignment
("Assignment Date"):

Facility	Principal Amount Assigned	Percentage Assigned of Facility/Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)
Commitment Assigned:	$		%

Revolving Loans:

        The terms set forth above and on the reverse side hereof are hereby agreed to:

[Name of Assignor], as Assignor
By:
Name:
Title:
[Name of Assignee], as Assignee
By:
Name:
Title:

        The undersigned hereby consent to the within assignment:1

Cornell Companies, Inc.	JPMorgan Chase Bank, as Administrative Agent,
By:	By:

Name:	Name:

Title:	Title:

1
Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement.

EXHIBIT "B"

FORM OF INCREASED COMMITMENT SUPPLEMENT

        This INCREASED COMMITMENT SUPPLEMENT (this "Supplement") is dated as of                        ,            and entered into by and among Cornell Companies, Inc., a Delaware corporation (the "Borrower"), each of the banks or other lending instruments which is a signatory hereto (the "Lenders"), JPMorgan Chase Bank, as administrative agent for itself and the other Banks (in such capacity, together with its successors in such capacity, the "Administrative Agent"), and is made with reference to that certain Credit Agreement dated as of June 24, 2004 (as amended, the "Credit Agreement"), by and among the Borrower, the lenders party thereto and the Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

        WHEREAS, pursuant to Section 2.20 of the Credit Agreement, the Borrower and the Lenders are entering into this Increased Commitment Supplement to provide for the increase of the aggregate Commitments;

        WHEREAS, each Lender party [hereto and already a party to the Credit Agreement] wishes to increase its Commitment [, and each Lender, to the extent not already a Lender party to the Credit Agreement (herein a "New Lender"), wishes to become a Lender party to the Credit Agreement];

        WHEREAS, the Lenders are willing to agree to supplement the Credit Agreement in the manner provided herein.

        NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

        Section 1.    Increase in Revolving Commitments.    Subject to the terms and conditions hereof, each Lender severally agrees that its Commitment shall be increased to [or in the case of a New Lender, shall be] the amount set forth opposite its name on the signature pages hereof.

        Section 2.    New Lenders    Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements of the Borrower delivered under Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (ii) agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their officers, directors, subsidiaries or affiliates based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Supplement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their officers, directors, subsidiaries or affiliates based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it is a "Lender" und the Credit Agreement and will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

        Section 3.    Conditions to Effectiveness.    Section 1 of this Supplement shall become effective only upon the satisfaction of the following conditions precedent:

          (a)   receipt by the Administrative Agent of an opinion of counsel to the Borrower as to the matters referred to in Section 4.01 and 4.02 of the Credit Agreement (with the term "Agreement" as used therein meaning this Supplement for purposes of such option), dated the date hereof, satisfactory in form and substance to the Agent;

          (b)   Receipt by the Administrative Agent of certified copies of all corporate action taken by the Borrower to authorize the execution, delivery and performance of this Supplement; and

          (c)   Receipt by the Administrative Agent of a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Supplement and the other documents to be delivered hereunder.

        Section 4.    Representations and Warranties.    In order to induce the Lenders to enter into this Supplement and to supplement the Credit Agreement in the manner provided herein, the Borrower represents and warrants to the Administrative Agent and each Lender that (a) the representations and warranties contained in Article 4 of the Credit Agreement are and will be true, correct and complete on and as of the effective date hereof to the same extent as though made on and as of that date and for that purpose, this Supplement shall be deemed to be included as part of the Agreement referred to therein, and (b) no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Supplement that would constitute a Default.

        Section 5.    Effect of Supplement.    The terms and provisions set forth in this Supplement shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superceded by this Supplement, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect. The Borrower, the Administrative Agent, and the Lenders agree that the Credit Agreement as supplemented hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms. Any and all agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the term of the Credit Agreement as supplemented hereby, are hereby amended so that any reference in such documents to the Credit Agreement shall mean a reference to the Credit Agreement as supplemented hereby.

        Section 6.    Applicable Law.    This Supplement shall be governed by, and construed in accordance with, the laws of the State of Texas and applicable laws of the United States of America.

        Section 7.    Counterparts, Effectiveness.    This Supplement may be executed in any number of counterparts, by different parties hereto in separate counterparts and on telecopy counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute by one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Supplement (other than the provisions of Section 1 hereof, the effectiveness of which is governed by Section 3 hereof) shall become effective upon the execution of a counterpart hereof by the Borrower, the Lenders and receipt by the Borrower and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

        Section 8.    Entire Agreement.    This Supplement embodies the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence or prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto there are no unwritten oral agreements among the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

New Total Revolving Commitment:
$	JPMORGAN CHASE BANK, individually and as the Agent
By:

Name:

Title:

$	LENDER
By:

Name:

Title:

$	LENDER
By:

Name:

Title:

EXHIBIT "C"

FORM OF BORROWING REQUEST

                    , 200

JPMorgan Chase Bank
707 Travis Street, Floor 9
Houston, Texas 77002
Attention: Susan Garner

Ladies and Gentlemen:

        The undersigned, CORNELL COMPANIES, INC., a Delaware corporation ("Borrower"), refers to the Credit Agreement dated as of June 24, 2004 (as the same may be amended or modified from time to time, the "Credit Agreement"), among the Borrower, the Lenders, and the Administrative Agent, hereby gives you irrevocable notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing, and in connection with that request sets forth below the information relating to such proposed Borrowing (the "Proposed Borrowing") as required by Section 2.03 of the Credit Agreement. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Credit Agreement.

        The aggregate amount of the Proposed Borrowing is $                        2.

(2)
Any LIBO Rate Borrowing amount must be an integral multiple of $500,000 and not less than $3,000,000. Any ABR Borrowing amount must be an integral multiple of $500,000 and not less than $500,000.

        The Business Day of the Proposed Borrowing is                        .

        The facility under which the Proposed Borrowing is requested:

          Revolving Credit Facility:

            The Proposed Borrowing will be composed of a [LIBO Rate Borrowing] [ABR Borrowing].

            The Interest Period for each LIBO Rate Borrowing made as part of the Proposed Borrowing is [one] [two] [three] or [six] months or with the consent of each Lender, [nine] or [twelve] months which will commence on                        and end on                         (not to exceed the Maturity Date).

            Including this Proposed Borrowing, there are            LIBO Rate Borrowings (not to exceed twelve LIBO Rate Borrowings outstanding at any one time).

          Swingline Loan:

            The Proposed Borrowing will be composed of an ABR Borrowing in an amount that is an integral multiple of $50,000 and not less than $100,000.

            Including this Proposed Borrowing, the amount of the outstanding Swingline Loans is $                        (not to exceed $5,000,000).

        The location and number of the Borrower's account to which funds are to be disbursed are                        .

        The undersigned hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the Proposed Borrowing:

        (a)   The representations and warranties of Borrower contained in the Credit Agreement and in each other Loan Documents are and will be true and correct on and after giving effect to the Proposed Borrowing and the application of the proceeds therefrom, as though made on the date of the Proposed Borrowing; and

        (b)   no Default has occurred and is continuing or would result from such Proposed Borrowing or from the application of the proceeds therefrom.

Very truly yours,
CORNELL COMPANIES, INC., a Delaware corporation
By:

Name:

Its:

EXHIBIT "D"

COMPLIANCE CERTIFICATE
FOR                  ENDED                         ("Subject Period")

JPMorgan Chase Bank,
    as Agent for itself and the other Lenders
    named in the Credit Agreement
707 Travis Street, Floor 9
Houston, Texas 77002
Attention: Susan Garner

Ladies and Gentlemen:

        The undersigned, CORNELL COMPANIES, INC., a Delaware corporation ("Borrower"), refers to the Credit Agreement dated as of June 24, 2004 (as the same may be amended or modified from time to time, the "Credit Agreement"), among the Borrower, the Lenders, and the Administrative Agent. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the Credit Agreement.

        This Compliance Certificate is delivered pursuant to Section 5.01(c) of the Credit Agreement.

        I certify to the Administrative Agent that I am a Financial Officer of Borrower on the date hereof and that:

  1.
  During the Subject Period, no Default or Event of Default currently exists or has occurred which has not been cured or waived by the Lenders or if a Default has occurred, the details thereof and the action taken or proposed to be taken with respect thereto is set forth below:

            ________________________________________________.

  2.
  The Financial Statements attached hereto were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial position and results of operations of the Companies as of, and for the Subject Period, subject to normal year-end audit adjustments and the absence of footnotes.

  3.
  Evidence of compliance by Borrower with the financial covenants of Sections 6.09, 6.10, 6.11, 6.12, 6.13 and 6.14 of the Credit Agreement as of the last day of the Subject Period is set forth on the calculation worksheet attached as ANNEX I to this Certificate.

  4.
  The list of Subsidiaries is as previously reported on Schedule 3.12 of the Credit Agreement (unless such Schedule is updated and attached to this Certificate).

  5.
  All capital projects or acquisitions within the Subject Period that have been consummated within the limitation set forth in Section 6.04(e) are described and set forth on ANNEX II to this Certificate.

Very truly yours,
CORNELL COMPANIES, INC., a Delaware corporation
By:

Name:

Title:

ANNEX I TO EXHIBIT "D"

Financial Covenants Calculation Worksheet

In Compliance as of End of Subject Period (Please Indicate)
1.	Bank Leverage Ratio—Section 6.09
	Maximum of 1.50 to 1.00. (Defined as Bank Debt to EBITDA)		Yes	No
2.	Total Leverage Ratio—Section 6.10
For any fiscal quarter ending during the period set forth below under the heading "Period" to be greater than the ratio set forth below under the heading "Ratio."
	Period	Ratio
	Effective Date through June 30, 2004	5.50 to 1	Yes	No
	September 30, 2004 through December 31, 2004	5.85 to 1	Yes	No
	March 31, 2005 through December 31, 2005	5.50 to 1	Yes	No
	March 31, 2006	5.00 to 1	Yes	No
	June 30, 2006	4.75 to 1	Yes	No
	September 30, 2006	4.50 to 1	Yes	No
	December 31, 2006 through March 31, 2007	4.25 to 1	Yes	No
	June 30, 2007 through September 30, 2007	4.00 to 1	Yes	No
	December 31, 2007 through Maturity Date	3.75 to 1	Yes	No
3.	Fixed Charge Coverage Ratio—Section 6.11
For any fiscal quarter ending during the period set forth below under the heading "Period" to be less than the ratio set forth below under the heading "Ratio."
	Period	Ratio
	Effective Date through December 31, 2005	1.10 to 1	Yes	No
	March 31, 2006 through Maturity Date	1.20 to 1	Yes	No

4.	Tangible Net Worth—Section 6.12

	Minimum of $141,000,000.00 plus 50% of the aggregate net income of the Borrower and its Subsidiaries at all times, commencing with the fiscal quarter ending June 30, 2004; plus an amount equal to the aggregate Net Available Proceeds received in respect to Equity Issuances from the Effective Date through the Subject Period.	Yes	No
5.	Asset Coverage—Section 6.13
	Minimum of 1.00 to 1.00. (Defined as Eligible Accounts Receivable to Bank Debt.)	Yes	No
6.	Capital Expenditures—Section 6.14
	Do not exceed 3% of the total revenues, except pursuant to Sections 6.04 (e) and (g).	Yes	No

ANNEX II TO EXHIBIT "D"

Description of Capital Projects or Acquisitions

EXHIBIT E-1

FORM OF REVOLVING NOTE

$ .00	Houston, Texas	June 24, 2004

        FOR VALUE RECEIVED, CORNELL COMPANIES, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of                         (the "Lender"), the principal sum of                        AND NO/100 DOLLARS ($                        .00) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

        The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Revolving Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loan made by the Lender.

        This Note is one of the Notes referred to the Credit Agreement dated as of June 24, 2004 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among the Borrower, the lenders named therein, and JPMorgan Chase Bank, as Administrative Agent, and evidences Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

        The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

        Except as permitted by Section 9.04(b) of the Credit Agreement, this Note may not be assigned by the Lender to any other Person.

        This Note shall be governed by and construed in accordance with the laws of the State of Texas.

BORROWER: CORNELL COMPANIES, INC.
By:
John L. Hendrix, Chief Financial Officer

SCHEDULE OF LOANS

        This Note evidences Revolving Loans made, continued, or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates, and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, continuations, conversions, and prepayments set forth below:

Date made, continued, or converted	Principal amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount paid, prepaid, continued, or converted	Unpaid principal amount	Notation made by

EXHIBIT "E-2"

SWINGLINE NOTE

$5,000,000.00	Houston, Texas	June 24, 2004

        FOR VALUE RECEIVED, CORNELL COMPANIES, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of JPMORGAN CHASE BANK (the "Lender"), the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans made by the Lender to the Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

        The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Swingline Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loan made by the Lender.

        This Note is one of the Notes referred to the Credit Agreement dated as of June 24, 2004 (as modified and supplemented and in effect from time to time, the "Credit Agreement") among the Borrower, the lenders named therein, and JPMorgan Chase Bank, as Administrative Agent, and evidences Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

        The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.

        This Note shall be governed by and construed in accordance with the laws of the State of Texas.

BORROWER:
CORNELL COMPANIES, INC.
By:
John L. Hendrix, Chief Financial Officer

SCHEDULE OF LOANS

        This Note evidences Swingline Loans made, continued, or converted under the within-described Credit Agreement to the Borrower, on the dates, in the principal amounts, of the Types, bearing interest at the rates, and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, continuations, conversions, and prepayments set forth below:

Date made, continued, or converted	Principal amount of Loan	Type of Loan	Interest Rate	Duration of Interest Period	Amount paid, prepaid, continued, or converted	Unpaid principal amount	Notation made by

QuickLinks

CREDIT AGREEMENT dated as of June 24, 2004 among CORNELL COMPANIES, INC. The Lenders Party Hereto And JPMORGAN CHASE BANK, as Administrative Agent
J.P. MORGAN SECURITIES INC., as Sole Bookrunner and Sole Lead Arranger
TABLE OF CONTENTS
ARTICLE IV Conditions
ARTICLE V Affirmative Covenants
ARTICLE VI Negative Covenants
ARTICLE VII Events of Default; Remedies
ARTICLE VIII The Administrative Agent
ARTICLE IX Miscellaneous
EXHIBIT "A" ASSIGNMENT AND ASSUMPTION
EXHIBIT "B" FORM OF INCREASED COMMITMENT SUPPLEMENT
RECITALS
EXHIBIT "C" FORM OF BORROWING REQUEST
EXHIBIT "D" COMPLIANCE CERTIFICATE FOR ENDED ("Subject Period")
ANNEX I TO EXHIBIT "D" Financial Covenants Calculation Worksheet
ANNEX II TO EXHIBIT "D" Description of Capital Projects or Acquisitions
EXHIBIT E-1 FORM OF REVOLVING NOTE
SCHEDULE OF LOANS
EXHIBIT "E-2"
SWINGLINE NOTE
SCHEDULE OF LOANS